Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2015

69% INCREASE IN NET INCOME OVER FIRST QUARTER 2014

MELVILLE, N.Y., May 12, 2015 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three-month period ended March 31, 2015. P&F Industries, Inc. is reporting first quarter of 2015 revenue of $19,826,000, compared to revenue of $15,932,000, for the first quarter of 2014. The Company is also reporting first quarter of 2015 income before taxes of $1,231,000, compared to $719,000 for the same period a year ago. Its net income this quarter was $781,000, versus $462,000 for the same three-month period in 2014. Lastly, the Company’s basic and diluted earnings per share are as follows:

	Three Months Ended
	March 31, 2015	March 31, 2014

Basic earnings per share	$0.22	$0.13

Diluted earnings per share	$0.21	$0.12

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “We are beginning to see the positive results of the three businesses acquired in the third quarter of 2014, as evidenced by improvement in both revenue and earnings per share this quarter compared to the first quarter of 2014. We believe that the AIRCAT and NITROCAT pneumatic tools lines acquired as part of the Exhaust Technologies acquisition, should continue to strengthen and expand our presence in the automotive sector. Further, this line of products is being introduced to the United Kingdom through our Universal Air Tool subsidiary and we are optimistic that these innovative pneumatic air tools will gain acceptance to the automotive sector there, as well. The integration of the ATSCO business into Hy-Tech is proceeding, albeit slower than we had anticipated. We expect that this process should be substantially completed sometime later in 2015. Additionally, we continue to be extremely pleased with the performance of Nationwide, as it improved its operating income by 7.4% this quarter over the same period in 2014. Finally, I wish to point out that P&F’s EBITDA for the first quarter of 2015 was $2,163,000, compared to $1,240,000 for the same three-month period a year ago. As always, all of us at P&F continue to strive to improve shareholder value.”

The Company is reporting the following:

Revenue

	Three months ended March 31,
			Increase (decrease)
	2015	2014	$	%
Tools
Florida Pneumatic	$10,254,000	$7,475,000	$2,779,000	37.2%
Hy-Tech	4,305,000	3,716,000	589,000	15.9
Tools Total	14,559,000	11,191,000	3,368,000	30.1

Hardware
Hardware Total	5,267,000	4,741,000	526,000	11.1

Consolidated	$19,826,000	$15,932,000	$3,894,000	24.4%

Tools

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market; retail, industrial/catalog and the automotive market. It also generates revenue from its Berkley product line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$5,278,000	51.5%	$5,291,000	70.8%	$(13,000)	(0.2)%
Automotive	3,095,000	30.2	296,000	4.0	2,799,000	945.6
Industrial/catalog	1,581,000	15.4	1,505,000	20.1	76,000	5.0
Other	300,000	2.9	383,000	5.1	(83,000)	(21.7)
Total	$10,254,000	100.0%	$7,475,000	100.0%	$2,779,000	37.2%

The most significant factors contributing to Florida Pneumatic’s overall growth in its first quarter 2015 revenue, compared to the first quarter of 2014, is the incremental automotive revenue generated by the addition of the AIRCAT and NITROCAT pneumatic tool lines acquired in the Exhaust Technologies, Inc., acquisition in the third quarter of 2014., With respect to Florida Pneumatic’s Retail revenue, during the first quarter of 2015, when compared to the same period last year, there was a slight decline in revenue from The Home Depot, partially offset by a modest increase in Sears revenue. Industrial/catalog revenue during the first quarter of 2015, although up slightly, compared to the same period in 2014, remains sluggish, most notably in aerospace, and oil and gas exploration and production channels. We believe this weakness may continue. Florida Pneumatic’s Other revenue declined when compared to the same period in 2014, primarily due to Florida Pneumatic’s decision to place greater emphasis on expanding its other product lines.

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, which now includes the ATSCO brand, as well as distributes a high quality line of complementary sockets, which, in the aggregate make up the “ATP” category.  Hy-Tech Machine products (“Hy-Tech Machine”) are primarily marketed to the mining, construction and industrial manufacturing sectors.

	Three months ended March 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,018,000	70.1%	$2,562,000	68.9%	$456,000	17.8%
Other	734,000	17.1	451,000	12.2	283,000	62.7
Major customer	553,000	12.8	703,000	18.9	(150,000)	(21.3)

Total	$4,305,000	100.0%	$3,716,000	100.0%	$589,000	15.9%

A primary factor contributing to the increase in ATP product line revenue was revenue generated by the sales of the ATSCO product line, which was acquired in the third quarter of 2014. This increase was partially offset by lower sales of its drilling motors and to a lesser degree, non-ATSCO related ATP tool and parts. Hy-Tech’s Other revenue, which focuses on specialty products manufactured for the mining, construction and industrial markets, as well as gears, sprockets, splines, and hydraulic stoppers, improved primarily due to a large order shipped during the first quarter of 2015. The ordering pattern from Hy-Tech’s Major customer is erratic and unpredictable, which results in quarter to quarter revenue swings. We believe this unpredictability is likely to continue at least for the remainder of 2015.

Hardware

Our Hardware segment, which currently consists of only Nationwide, generates revenue from the sale of Fence and Gate hardware, OEM products and Patio hardware.

	Three months ended March 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and Gate hardware	$4,191,000	79.6%	$3,932,000	82.9%	$259,000	6.6%
OEM	644,000	12.2	399,000	8.4	245,000	61.4
Patio	432,000	8.2	410,000	8.7	22,000	5.4

Total	$5,267,000	100.0%	$4,741,000	100.0%	$526,000	11.1%

Fence and Gate hardware continues to be Nationwide’s primary focus. As such, we intend to continue our current strategy, which is to develop new, innovative Fence and Gate hardware products and accessories. Additionally, Nationwide will continue its marketing efforts in both the United States and abroad. However, this strategy could impact the performance of Nationwide’s other product lines. The increase in Nationwide’s OEM products revenue is due primarily to the addition of a new, lower margin customer. We expect the buying pattern of this new OEM customer to be sporadic throughout the year. The increase in Patio revenue is due primarily to increased activity in the sale of foreclosed home units occurring primarily in Florida.  Nationwide believes a portion of its overall revenue growth is due to the increase in new home construction and increased spending in the area of home renovation.

Gross Margins / Profits

	Three months ended March 31,		Increase (decrease)
	2015	2014	Amount		%
Florida Pneumatic	$3,825,000	$2,626,000	$1,199,000		45.7
As percent of respective revenue	37.3%	35.1%	2.2	% pts.	+
Hy-Tech	$1,674,000	$1,523,000	$151,000		9.9
As percent of respective revenue	38.9%	41.0%	(2.1	)% pts.
Total Tools	$5,499,000	$4,149,000	$1,350,000		32.5
As percent of respective revenue	37.8%	37.1%	0.7	% pts.
Hardware	$2,020,000	$1,886,000	$134,000		7.1
As percent of respective revenue	38.4%	39.8%	(1.4	)% pts.
Consolidated	$7,519,000	$6,035,000	$1,484,000		24.6
As percent of respective revenue	37.9%	37.9%	---	% pts.

Tools

Significant factors contributing to Florida Pneumatic’s first quarter of 2015 gross margin improvement over the same period a year ago, include, among other things, the slightly higher gross margins generated at its overseas Universal Air Tool subsidiary, and its expanded automotive product line, which now includes the AIRCAT and NITROCAT suite of pneumatic power tools. Additionally, the strengthening of the U.S dollar also contributed to Florida Pneumatic’s improved gross margin. Further, its Retail gross margin improved slightly this quarter compared to the first quarter of 2014, primarily due to product mix. However, due to a lower margin special order, our Industrial/catalog gross margin during the first quarter of 2015 was down from the same period in the prior year.

Hy-Tech’s gross margin this quarter, compared to the same period in 2014 is lower due primarily to the non-productive labor used to close and relocate ATSCO’s manufacturing equipment and inventory from Mentor, Ohio into Hy-Tech’s existing facility in Cranberry, PA. We believe that most of the integration of the ATSCO suite of products into Hy-Tech’s manufacturing facility should occur by late 2015, at which time its overhead absorption should improve. Additionally, the ATSCO product line is currently generating a gross margin that is lower than Hy-Tech’s historical gross margins.

Hardware

Nationwide’s first quarter 2015 overall gross margin declined, compared to the same period in the prior year, due primarily to product mix. Additionally, Nationwide encountered slight competitive pricing pressure in both its Fence and Gate hardware, as well as its Patio product line. Lastly, a new OEM customer negatively impacted Nationwide’s gross margin. As Nationwide has decided to service this lower margin customer, it is likely that its OEM gross margins in future periods may be less than in the same period in prior years.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2015, our SG&A was $6,096,000 or 30.7% of revenue, compared to $5,227,000, or 32.8% of revenue during the same three-month period in 2014. Although our SG&A, as a percentage of revenue declined, significant factors contributing to the dollar increase are primarily attributable to the three acquisitions completed during the third quarter of 2014. Specifically, our depreciation and amortization increased by $270,000, when comparing the three-month periods ended March 31, 2015 and 2014. In addition, as the result of the increased revenue, our incremental variable costs, that include among other costs, commissions, warranty costs, freight out and advertising/promotional fees, increased by $144,000 during the first quarter of 2015, compared to the same period in the prior year. Further, when comparing the first quarters of 2015 and 2014, our professional services increased approximately $49,000, most of which attributable to a marketing consultant retained at UAT. Compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, increased $270,000. The majority of this increase was due to the added staffing resulting from the three acquisitions. Lastly, during the three-month period ended March 31, 2014, Nationwide received $30,000 for providing various services for the benefit of the buyers of its Kitchen and bath product line, which did not occur in 2015.

Interest

Our interest expense during the first quarter of 2015 was $192,000, compared to $89,000 for the same period in the prior year. The most significant factor affecting interest expense was the financing of the three acquisitions completed during the third quarter of 2014. The average balance of short-term borrowings during the first quarter of 2015 was $13,440,000, compared to $1,116,000 during the same three-month period in 2014. An increase in the applicable loan margins that are added to both our LIBOR (London InterBank Offered Rate) or Base Rate, as defined in the Credit Agreement borrowings also negatively impacted our interest expenses. Included in our interest expense for the three-month periods ended March 31, 2015 and 2014 is amortization expense of debt financing costs of $28,000 and $22,000, respectively.

Income Taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision on a year-to-date basis and may change in subsequent interim periods. As a result, our effective tax rate for the three months ended March 31, 2015 and March 31, 2014 was 36.6% and 35.7%, respectively. The Company’s effective tax rate for both periods was affected primarily by state taxes and nondeductible expenses.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, May 12, 2015, at 11:00 A.M., Eastern Time, to discuss its results for three-month period ended March 31, 2015. Investors and other interested parties can listen to the call by dialing 866-838-2054, or via a live web cast accessible at www.800rollcall.com/webpresenter/. To listen to the web cast, please register at the site at least 15 minutes prior to the call by entering a participant code, 8741394. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 13, 2015.

About P&F Industries, Inc.

P&F Industries, Inc., through its two wholly owned subsidiaries, manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
Assets
Cash	$659	$1,011
Accounts receivable - net	11,891	9,547
Inventories	26,316	24,335
Deferred income taxes - net	1,149	1,149
Prepaid expenses and other current assets	1,989	1,511

Total current assets	42,004	37,553

Net property and equipment	10,335	10,592
Goodwill	12,027	11,980
Other intangible assets - net	12,081	12,437
Other assets – net	460	514
Total assets	$76,907	$73,076

Liabilities and Shareholders’ Equity
Short-term borrowings	$15,022	$11,817
Accounts payable	4,580	3,160
Accrued liabilities	4,397	5,482
Current maturities of long-term debt	2,904	3,167

Total current liabilities	26,903	23,626

Long-term debt, less current maturities	6,376	6,493
Deferred tax liability - net	2,658	2,720
Other liabilities	242	246

Total liabilities	36,179	33,085

Total shareholders' equity	40,728	39,991

Total liabilities and shareholders' equity	$76,904	$73,076

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

In Thousands $	Three-month periods ended March 31,
	2015	2014
	(Unaudited)	(Audited)

Net revenue	$19,826	$15,932
Cost of sales	12,307	9,897
Gross profit	7,519	6,035
Selling, general and administrative expenses	6,096	5,227
Operating income	1,423	808
Interest expense	192	89
Income before income taxes	1,231	719
Income tax expense	450	257
Net income	$781	$462

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND

AMORTIZATION (EBITDA)

In Thousands $	For the three-month periods ended March 31,
	2015	2014
Net Income	$781	$462
Add:
Depreciation and amortization	740	432
Interest expense	192	89
Provision for income taxes	450	257

EBITDA (1)	$2,163	$1,240

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the impact of the acquisitions on the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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